SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12
BEA Systems, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BEA SYSTEMS, INC.
____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 19, 2006
____________________

To the Stockholders of BEA Systems, Inc.

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (“Annual Meeting”) of BEA Systems, Inc., a Delaware corporation, (the “Company”) will be held at Techmart, located at 5201 Great America Parkway, Santa Clara, California, at 10 a.m., Pacific Daylight Time, on July 19, 2006, for the following purposes:

1.	To elect three Class III directors to hold office until the 2009 annual meeting of stockholders or until their successors are elected and qualified.

2.	To approve the adoption of the BEA Systems, Inc. 2006 Stock Incentive Plan in replacement of the Company’s 1997 Stock Incentive Plan and the Company’s 2000 Non-Qualified Stock Incentive Plan.

3.	To approve the adoption of the BEA Systems, Inc. Senior Executive Bonus Plan.

4.	To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2007.

5.	If properly presented at the Annual Meeting, to consider a stockholder proposal regarding stockholder proposal protocol.

6.	If properly presented at the Annual Meeting, to consider a stockholder proposal regarding repeal of the classified Board of Directors.

7.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement which is attached hereto and made a part hereof.

     The Board of Directors has fixed the close of business on May 26, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the 2006 Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

ALFRED S. CHUANG
Chairman of the Board, Chief Executive Officer
and President

San Jose, California
June 12, 2006

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

BEA SYSTEMS, INC.

2315 North First Street
San Jose, California 95131
_______________________

PROXY STATEMENT
_______________________

GENERAL INFORMATION

     This proxy statement (the “Proxy Statement”) is furnished to the stockholders of BEA Systems, Inc., a Delaware corporation, (the “Company”) by the Company in connection with the solicitation by the board of directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2006 annual meeting of stockholders (the “Annual Meeting”) of the Company to be held on July 19, 2006, at Techmart, located at 5201 Great America Parkway, Santa Clara, California at 10:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Company (to the attention of Robert F. Donohue, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) entering a new vote by using the Internet or telephone, or (iii) attending the Annual Meeting and voting in person. Any stockholder owning shares of the Company’s common stock in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a proxy from such bank or broker firm and voting in person at the Annual Meeting.

SOLICITATION AND VOTING PROCEDURES

     This Proxy Statement and the accompanying proxy will be mailed to stockholders on or about June 15, 2006. The costs of this solicitation are being borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $8,000, plus any customary out-of-pocket expenses and service fees. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile.

     The close of business on May 26, 2006 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 391,741,700 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

     A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors in Proposal No. 1, the three candidates who receive the highest number of votes cast “For” at the Annual Meeting shall be elected, provided a quorum is present. The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal Nos. 2, 3, 4, 5 and 6 provided a quorum is present. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker “non-votes” are not counted in the tabulation of the voting results on the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, do not have an effect on the vote. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors (Proposals Nos. 1 and 4). Non-routine matters include, among others, approval of a new stock option plan, senior executive bonus plan and stockholder proposals (Proposals Nos. 2, 3, 5 and 6). For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

     Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Any stockholder may change his or her vote prior to the Annual Meeting by (i) revoking the proxy, (ii) submitting a proxy bearing a later date, (iii) submitting new voting instructions via the Internet, (iv) calling the specifically designated telephone number, or (v) attending the Annual Meeting and voting in person.

     All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting as instructed on the proxies. If a stockholder does not indicate how the shares should be voted on a matter, the shares represented by the stockholder’s properly completed proxy will be voted as the Board of Directors recommends.

     An automated system administered by ADP-Investor Communication Services (“ADP”) will tabulate votes cast by proxy and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

ELECTRONIC ACCESS TO PROXY MATERIALS, ANNUAL REPORT AND VOTING ELECTRONICALLY VIA THE INTERNET

     Stockholders who elected to receive the Proxy Statement and the annual report on Form 10-K (the “Annual Report”) over the Internet will be receiving an e-mail on or about June 15, 2006 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, July 18, 2006.

     If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the ADP online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm is participating in ADP’s program, the proxy card will provide instructions. If the proxy card does not reference Internet information, please complete and return the enclosed proxy card in the self-addressed, postage paid envelope provided.

     Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically, can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com.

     Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

     Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report will be sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (888) 232-0102 or writes the Company at 2315 North First Street, San Jose, CA 95131 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The authorized number of directors of the Company is currently set at eight, as determined by the Board of Directors pursuant to the Bylaws of the Company The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

     The Board elected Richard T. Schlosberg III as a Class III director on April 18, 2005 to fill an existing vacancy on the Board. The Board elected Bruce A. Pasternack as a Class I director on May 25, 2006, and the size of the Board of Directors was increased to eight and the number of Class I directors was set at three in connection with the appointment.

     The Board is currently composed of three Class I directors (Dean O. Morton, Bruce A. Pasternack and George Reyes), two Class II directors (Alfred S. Chuang and Stewart K.P. Gross), and three Class III directors (L. Dale Crandall, William H. Janeway and Richard T. Schlosberg III), whose terms will expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2007, 2008 and 2006, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

     The Nominating and Governance Committee of the Board has recommended, and the Board has nominated L. Dale Crandall, William H. Janeway and Richard T. Schlosberg III as Class III directors, each to serve a three year term until the 2009 annual meeting of stockholders or until the director’s earlier resignation or removal. Each of the Class III nominees is currently a director of the Company, and each of the nominees has consented, if elected as a Class III director of the Company, to serve until his term expires. The Board has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, the Board may designate a substitute nominee, and the persons named as proxies will vote for the substitute nominee designated by the Board.

     The three nominees for Class III directors who receive the greatest number of votes cast at the Annual Meeting shall be elected as directors, provided a quorum is present. Votes withheld from any director are counted only for purposes of determining the presence or absence of a quorum.

     Certain information about L. Dale Crandall, William H. Janeway and Richard T. Schlosberg III, the Class III director nominees, is furnished below.

     Mr. Crandall became a director of the Company in March 2003. In September 2003, Mr. Crandall founded Piedmont Corporate Advisors, Inc., a small private financial consulting firm where he serves as President. Mr. Crandall retired from Kaiser Health Plan and Hospitals in 2002 after serving as the President and Chief Operating Officer from 2000 to 2002 and Senior Vice President and Chief Financial Officer from 1998 to 2000 and was a member of the Board of Directors from 1998 until his retirement in 2002. Mr. Crandall was also a partner at PriceWaterhouseCoopers, LLP for 32 years where his last position was Group Managing Partner. Mr. Crandall is a director of Ansell Ltd., Covad Communications Group, Inc., Coventry Health Care, Inc., Union BanCal Corporation, Dodge & Cox Funds and several privately held companies and non-profit organizations. Mr. Crandall holds a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

     Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Vice Chairman of Warburg Pincus and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Manugistics Group, Inc., Nuance Communications, Inc. and several privately held companies and non-profit organizations. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

     Mr. Schlosberg became a director of the Company in April 2005. Mr. Schlosberg was President and Chief Executive Officer of The David and Lucile Packard Foundation (the “Foundation”), a private family foundation from 1999 until his retirement in January 2004. Prior to joining the Foundation, Mr. Schlosberg was Executive Vice President and director of the Times Mirror Company and Publisher and Chief Executive Officer of the Los Angeles Times from 1994 to 1999. Mr. Schlosberg is a director of eBay Inc., Edison International and several non-profit organizations. Mr. Schlosberg holds a B.S. from the United States Air Force Academy and an M.B.A. from Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ended January 31, 2006, the Board met thirteen times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the fiscal year ended January 31, 2006, each director attended more than 75% of all the meetings of the Board and its committees on which he served, with the exception of George Reyes who did not attend more than 75% of all the meetings of the Board nor its committees on which he served due to other urgent and extensive business commitments. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Two of the Company’s directors attended the 2005 annual meeting of stockholders. The Board has determined that a majority of the Board members, Dean O. Morton, Stewart K. P. Gross, L. Dale Crandall, William H. Janeway, George Reyes and Richard T. Schlosberg III, are “independent” as that term is defined in Rule 4200 of the listing standards of the Marketplace Rules of The Nasdaq Stock Market, Inc.

      The Audit Committee, which held five meetings during the fiscal year ended January 31, 2006, consists of Mr. Morton, who served as Chair, and Messrs. Gross and Crandall. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent registered public accounting firm to perform audit and non-audit services and the related fees. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. The Board has further determined that L. Dale Crandall is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement and can be viewed on the Company’s website at www.bea.com.

     The Compensation Committee, which held seven meetings during the fiscal year ended January 31, 2006, consists of Mr. Schlosberg, who served as Chair, and Messrs. Janeway and Reyes. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board. All members of the Compensation Committee are independent directors within the meaning of Rule 4200 of The Nasdaq Stock Market, Inc. listing standards. The Compensation Committee operates under a written charter that sets forth the functions and responsibilities of the Committee and can be viewed on the Company’s website at www.bea.com.

     The Nominating and Governance Committee, which held thirteen meetings during the fiscal year ended January 31, 2006, consists of Messrs. Crandall, Gross, Reyes, Morton, Schlosberg and Janeway, who served as Chair. The Nominating and Governance Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Nominating and Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, the Nominating and Governance Committee has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the lack of stockholder recommendations in the past. The Nominating and Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary of the Company at 2315 North First Street, San Jose, California 95131 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting to ensure there is sufficient time for meaningful consideration by the Nominating and Governance Committee. There are no differences in the manner by which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Board of Directors. The Nominating and Governance Committee has retained a third-party executive search firm to identify candidates upon request of the Board from time to time. The Nominating and Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee and can be viewed on the Company’s website at www.bea.com.

     In reviewing potential candidates for the Board, the Nominating and Governance Committee considers the individual’s experience in the computer software industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be actively involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

     The Nominating and Governance Committee further reviews current trends and practices in corporate governance and makes recommendations to the Board of Directors for the adoption of programs pertinent to the Company. All members of the Nominating and Governance Committee are independent directors within the meaning of Rule 4200 of The Nasdaq Stock Market, Inc. listing standards.

COMMUNICATION BETWEEN STOCKHOLDERS AND DIRECTORS

     The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Alfred S. Chuang, Chairman of the Board, c/o BEA Systems, Inc., 2315 North First Street, San Jose, California 95131.

COMPENSATION OF DIRECTORS

     Effective upon appointment to the Board of Directors, each non-employee director receives a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock of which 25% will vest twelve months following the grant date, and the remainder will vest monthly for three years from the first anniversary of the date of grant as long as such individual continues to serve as director. On the date of each first quarter meeting of the Board of Directors, each incumbent non-employee director will automatically be granted a non-qualified stock option grant for the purchase of 50,000 shares of the Company’s Common Stock, which will become fully vested twelve months from the date of grant. Individuals serving as a committee chair will receive, in addition, a non-qualified stock option grant for the purchase of 10,000 shares of the Company’s Common Stock which will become fully vested twelve months from the date of grant. All of the above non-qualified stock options granted to non-employee directors will have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Incumbent non-employee directors will also receive annually, at the beginning of the Company’s fiscal year, a stock retainer payable in shares of the Company’s Common Stock equivalent in value to $30,000.

     Annually, at the beginning of the Company’s fiscal year, each incumbent non-employee director will receive a cash retainer of $30,000 and individuals serving as a committee chair will receive an additional cash retainer of $5,000. Non-employee Board members may elect, in lieu of the cash retainer, to receive an equivalent amount in shares of the Company’s Common Stock based upon the fair market value of the Company’s Common Stock.

     The following table summarizes the total compensation paid to directors who were not executive officers or employees of the Company during fiscal 2006:

			Committee		Committee	Stock in
	Annual stock	Annual stock	chair stock	Cash	chair cash	lieu of cash
	retainer	option grant	option grant	retainer	retainer	retainer
Director	(shares) (1)	(shares) (2)	(shares) (2)	(in $)	(in $)	(shares) (3)
L. Dale Crandall	2,893	50,000		$30,000
Stewart K.P. Gross	2,893	50,000		$30,000
William H. Janeway *	2,893	50,000	10,000			3,375
Dean O. Morton *	2,893	50,000	10,000	$30,000	$5,000
George Reyes	2,893	50,000		$30,000
Richard T. Schlosberg *	2,893	50,000	10,000			3,375

____________________

*	Committee Chair

(1)

On February 1, 2006, Messrs. Crandall, Gross, Janeway, Morton, Reyes and Schlosberg were each issued a stock retainer valued at $30,000 which represented 2,893 shares of the Company’s Common Stock at a fair market value of $10.37 per share.

(2)

On March 15, 2006, Messrs. Crandall, Gross, Janeway, Morton, Reyes and Schlosberg received non-qualified stock option grants for the purchase of 50,000 shares each of the Company’s Common Stock at an exercise price of $11.99 per share. Messrs. Schlosberg, Janeway and Morton, each committee chairs, received additional non-qualified stock option grants to purchase 10,000 shares each of the Company’s Common Stock at an exercise price of $11.99 per share.

(3)

In lieu of their cash retainers, Messrs. Janeway and Schlosberg elected to receive an equivalent amount in shares of the Company’s Common Stock, and accordingly on February 1, 2006, Messrs. Janeway and Schlosberg were issued 3,375 shares at a fair market value of $10.37 per share in exchange for the full cash retainer of $35,000.

     In addition to the annual compensation outlined in the table above on April 27, 2005, upon his appointment to the Board, Mr. Schlosberg received a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock at an exercise price of $7.22 per share.

     On May 25, 2006, upon his appointment to the Board , Mr. Pasternack received a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock at an exercise price of $12.36 per share.

     The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All members of the Compensation Committee during fiscal 2006 were independent directors, and none of them was an employee or former employee of the Company. During fiscal 2006, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers (“Executive Officers”) and members of the Board of Directors of the Company as of May 31, 2006.

Name	Age	Position
Alfred S. Chuang	44	Chairman of the Board, Chief Executive Officer and President
Thomas M. Ashburn	62	President, Worldwide Field Organization
Mark T. Carges	44	Executive Vice President, Business Interaction Division
Mark P. Dentinger	48	Executive Vice President and Chief Financial Officer
William M. Klein	49	Executive Vice President, Corporate Development
Wai M. Wong	46	Executive Vice President, Products
Jeanne K. Wu	54	Senior Vice President, Human Resources
L. Dale Crandall (1) (3)	64	Director
Stewart K.P. Gross (1) (3)	46	Director
William H. Janeway (2) (3)	62	Director
Dean O. Morton (1) (3)	74	Director
Bruce A. Pasternack (3)	58	Director
George Reyes (2) (3)	51	Director
Richard T. Schlosberg III (2) (3)	62	Director

____________________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

     Mr. Chuang is a founder of the Company and has served as Chief Executive Officer and President since October 2001 and as Chairman of the Board since August 2002. Prior to October 2001, Mr. Chuang held various executive positions, including President and Chief Operating Officer, President of Worldwide Field Operations, President of BEA WebXpress, Executive Vice President of Product Development and Chief Technology Officer. Prior to founding the Company in 1995, Mr. Chuang served in various positions from 1986 to 1994 at Sun Microsystems, Inc., including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun’s Middleware Group. Mr. Chuang also serves as a director of Tealeaf Technology and is a trustee for the University of San Francisco. Mr. Chuang holds a B.S. from the University of San Francisco and an M.S. from the University of California, Davis.

     Mr. Ashburn has served as President, Worldwide Field Organization of the Company since May 2006 which includes leadership of the Company’s sales, services and marketing operations. From August 2004 to May 2006, Mr. Ashburn served as Executive Vice President, Worldwide Field Organization. From February 2002 to August 2004, Mr. Ashburn served as Executive Vice President, Worldwide Services. Mr. Ashburn served as an advisor to the Company for Worldwide Services from August 2001 to February 2002. Prior to joining the Company, Mr. Ashburn had over 34 years of experience from 1967 to 2001 in various management positions at Hewlett-Packard Company, including most recently as Vice President and General Manager, Hewlett-Packard Services. Mr. Ashburn holds a B.S. from California State University, Long Beach.

     Mr. Carges has served as Executive Vice President, Business Interactive Division since October 2005. Mr. Carges served as the Chief Technology Officer of the Company from August 2004 to October 2005. Mr. Carges served as the Company’s Executive Vice President of Strategic Global Accounts responsible for the leadership and execution of programs that built and maintained relationships with key global customers from January 2003 to August 2004. Mr. Carges previously led the Enterprise Framework Division responsible for the Company’s platform product lines, including BEA WebLogic Integration, BEA WebLogic Workshop, BEA WebLogic Portal and BEA Liquid Data for WebLogic. Mr. Carges is one of the original architects of the Company’s Tuxedo product. Mr. Carges joined the Company in February 1996 after designing and developing early versions of Tuxedo at AT&T Bell Laboratories, Unix System Laboratories and Novell. Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University.

     Mr. Dentinger has served as Executive Vice President and Chief Financial Officer of the Company since February 2005 and previously served as Senior Vice President of Finance, Corporate Controller and Principal Accounting Officer. Previously Mr. Dentinger held positions as the Company’s Vice President of Finance for Worldwide Services and Vice President of Corporate Finance. Prior to joining the Company in February 1999, Mr. Dentinger served from 1993 to 1999 in a variety of finance positions at Compaq Computer Corporation. Prior to Compaq Computer Corporation, Mr. Dentinger was a Senior Manager with Ernst & Young LLP. Mr. Dentinger holds a B.S. from St. Mary’s College of California and an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

     Mr. Klein has served as Executive Vice President of Corporate Development of the Company since February 2005. Prior to his current role, Mr. Klein served as Executive Vice President and Chief Financial Officer of the Company from January 2000 to February 2005. Prior to joining the Company, Mr. Klein held senior management positions with Hewlett-Packard Company from 1986 to 2000, most recently as Vice President and Chief Financial Officer of the Inkjet Imaging business. Prior to Hewlett-Packard, Mr. Klein was a Senior Manager with PricewaterhouseCoopers LLP. Mr. Klein is a director of Aruba Wireless Networks and MTL Technology, Inc. Mr. Klein holds a B.S. from California State University, Chico and is a Certified Public Accountant.

     Mr. Wong joined the Company in September 2004 as Executive Vice President, Products. In this role, Mr. Wong is responsible for the strategy and execution of the BEA product portfolio. Prior to joining the Company, Mr. Wong was with Computer Associates International, Inc. (“CAI”) from 1988 to 2004 holding various senior management positions, most recently Senior Vice President and General Manager of the UNICENTER Brand. Prior to CAI, Mr. Wong held various development positions for Online Software International, Inc., IBM and Bell Communications Research. Mr. Wong holds a B.S. and an M.S. from Columbia University.

     Ms. Wu has served as Senior Vice President, Human Resources of the Company since September 2004. Prior to her current position, Ms. Wu served as the Company’s Vice President of Human Resources and Director of Human Resources from October 1995. Ms. Wu joined the Company in October 1995 after holding senior management positions at Rasna Corporation, Power Spectra Inc., Epilogic and Adaptec Inc. where she managed human resources, shareholder relations, stock administration, safety and security, facilities and corporate services. Ms. Wu holds a B.A. from Oakland University of Michigan and is a Certified Compensation Professional and Senior Professional in Human Resources.

     Mr. Crandall became a director of the Company in March 2003. In September 2003, Mr. Crandall founded Piedmont Corporate Advisors, Inc., a small private financial consulting firm where he serves as President. Mr. Crandall retired from Kaiser Health Plan and Hospitals in 2002 after serving as the President and Chief Operating Officer from 2000 to 2002 and Senior Vice President and Chief Financial Officer from 1998 to 2000 and was a member of the Board of Directors from 1998 until his retirement in 2002. Mr. Crandall was also a partner at PriceWaterhouseCoopers, LLP for 32 years where his last position was Group Managing Partner. Mr. Crandall is a director of Ansell Ltd., Covad Communications Group, Inc., Coventry Health Care, Inc., Union BanCal Corporation, Dodge & Cox Funds and several privately held companies and non-profit organizations. Mr. Crandall holds a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

     Mr. Gross has served as a director of the Company since September 1995. Since April 2005, Mr. Gross has served as a Managing Director of Lightyear Capital LLC, a private equity firm focusing on the financial services industry. Mr. Gross was employed at Warburg Pincus LLC (“Warburg Pincus”) from 1987 until December 2004, most recently as a Managing Director. Mr. Gross is a director of SkillSoft Corporation, Aldabra Acquisition and several privately held companies and non-profit organizations. Mr. Gross has a B.A. from Harvard University and an M.B.A. from Columbia University.

     Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Vice Chairman of Warburg Pincus and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Manugistics Group, Inc., Nuance Communications, Inc. and several privately held companies and non-profit organizations. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

     Mr. Morton has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of Cepheid Corporation, Pharsight Corporation, and several non-profit organizations. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard Business School.

     Mr. Pasternack became a director of the Company on May 25, 2006. Mr. Pasternack has served, since June 2005, as the President and Chief Executive Officer of Special Olympics, Inc., a global non-profit organization for athletes with intellectual disabilities. Prior to joining Special Olympics, Inc., Mr. Pasternack spent more than 28 years at Booz Allen Hamilton, Inc. where his last position was Senior Vice President and Managing Partner of its San Francisco office. Mr. Pasternack is a director at several non-profit organizations. Mr. Pasternack holds a B.E. from The Cooper Union and a M.S.E. from the University of Pennsylvania.

     Mr. Reyes has served as a director of the Company since August 2003. From August 2002 to the present, Mr. Reyes has served as the Chief Financial Officer of Google Inc., an Internet search engine company. From February 2002 to June 2002, Mr. Reyes was the interim Chief Financial Officer for ONI Systems, where he assisted in the sale of the optical networking company. From 1994 to 2001, Mr. Reyes held a variety of positions at Sun Microsystems where he served most recently as Vice President and Treasurer. Mr. Reyes is a director of Symantec Corporation. Mr. Reyes holds a B.S. from the University of South Florida and an M.B.A. from Santa Clara University.

     Mr. Schlosberg became a director of the Company in April 2005. Mr. Schlosberg was President and Chief Executive Officer of The David and Lucile Packard Foundation (the “Foundation”), a private family foundation from 1999 until his retirement in January 2004. Prior to joining the Foundation, Mr. Schlosberg was Executive Vice President and director of the Times Mirror Company and Publisher and Chief Executive Officer of the Los Angeles Times from 1994 to 1999. Mr. Schlosberg is a director of eBay Inc., Edison International and several non-profit organizations. Mr. Schlosberg holds a B.S. from the United States Air Force Academy and an M.B.A. from Harvard Business School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 30, 2006, for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers as defined in the Summary Compensation Table below, and (iv) all directors and Executive Officers as a group.

	Shares Beneficially
	Owned (1)
Directors, Executive Officers and 5% Stockholders	Number	Percent (2)
FMR Corp. (3)	55,104,169	14.11%
Private Capital Management Inc. (4)	38,658,235	9.90%
Alfred S. Chuang (5)	9,259,264	2.33%
William M. Klein (6)	1,719,612	*
Thomas M. Ashburn (7)	1,482,197	*
Dean O. Morton (8)	1,135,478	*
William H. Janeway (9)	986,352	*
Mark T. Carges (10)	582,443	*
Stewart K.P. Gross (11)	423,491	*
Wai M. Wong (12)	239,922	*
L. Dale Crandall (13)	190,046	*
George Reyes (14)	181,389	*
Richard T. Schlosberg III (15)	35,580	*
All Executive Officers and Directors as a group (13 persons) (16)	17,529,974	4.35%

____________________

*	Less than 1 percent of the outstanding Common Stock

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 2006 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 390,639,283 shares of voting Common Stock outstanding as of April 30, 2006.

(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2006, FMR Corp. and Edward C. Johnson 3d, and its wholly owned subsidiary, Fidelity Management & Research Company, has the sole power to vote and direct the vote of 4,872,567 shares and sole dispositive power over 55,104,169 shares. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(4)

Based on a Schedule 13G filed on February 14, 2006, Private Capital Management has shared dispositive and shared power to vote or direct the vote with respect to 38,658,235 shares of the Company’s Common Stock. The address for Private Capital Management is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108

(5)

Includes 280,000 shares held by relatives of Mr. Chuang and 238,588 shares held by the Courtney Z. Chuang Trust of which Mr. Chuang is the trustee. Also includes 6,055,386 shares subject to options exercisable within 60 days of April 30, 2006. The address for the Courtney Z. Chuang Trust is c/o Alfred S. Chuang, BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131.

(6)	Includes 1,706,060 shares subject to options exercisable within 60 days of April 30, 2006.

(7)	Includes 1,474,165 shares subject to options exercisable within 60 days of April 30, 2006.

(8)	Includes 525,000 shares subject to options exercisable within 60 days of April 30, 2006.

(9)

Included in the shares indicated as owned by Mr. Janeway are 1,124 shares beneficially owned by Warburg Pincus Ventures, L.P. (“WPV”) and 212,450 shares beneficially owned by Warburg Pincus & Co., a New York general partnership (“WP”), which are included because of Mr. Janeway’s affiliation with WPV and WP. Mr. Janeway disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Shares indicated as owned by Mr. Janeway include 220,000 shares subject to options exercisable within 60 days of April 30, 2006 and 100 shares held in trust for the benefit of Mr. Janeway’s son.

(10)	Includes 517,413 shares subject to options exercisable within 60 days of April 30, 2006.

(11)	Includes 200,000 shares subject to options exercisable within 60 days of April 30, 2006.

(12)	Includes 235,709 shares subject to options exercisable within 60 days of April 30, 2006.

(13)	Includes 181,250 shares subject to options exercisable within 60 days of April 30, 2006.

(14)	Includes 170,833 shares subject to options exercisable within 60 days of April 30, 2006.

(15)	Includes 29,166 shares subject to options exercisable within 60 days of April 30, 2006.

(16)

Includes 12,519,541 shares subject to options exercisable within 60 days of April 30, 2006. Includes 1,124 shares beneficially owned by WPV and 212,450 shares beneficially owned by WP, which are included because of the affiliation of Mr. Janeway with WPV and WP. Mr. Janeway disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 under the Exchange Act.

PROPOSAL NO. 2

APPROVAL OF THE BEA SYSTEMS, INC. 2006 STOCK INCENTIVE PLAN

     The Board has unanimously approved for submission to a vote of the stockholders a proposal to adopt the BEA Systems, Inc. 2006 Stock Incentive Plan (the “2006 Plan”). The purposes of the 2006 Plan are to retain key employees and directors of the Company having experience and ability, to attract new employees and directors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company. The Board believes that grant of options and other forms of equity participation may become an increasingly important means to retain and compensate employees and directors. The Company’s 1997 Stock Incentive Plan (the “1997 Plan”) will expire on March 19, 2007. In order for the Company to continue to grant equity based awards, it is necessary for the Company to adopt the 2006 Plan to replace the 1997 Plan. If adopted by the stockholders at the Annual Meeting, the 2006 Plan will immediately replace the 1997 Plan and the Company’s 2000 Non-Qualified Stock Incentive Plan (the “2000 Plan”) and no further options or other awards will be granted under the 1997 Plan or the 2000 Plan.

     If approved by the stockholders, a total of 45,000,000 shares of Common Stock will be initially reserved for issuance under the 2006 Plan, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the Common Stock or capital structure of the Company. Capitalized terms used but not defined in this Proposal No. 2 shall have the same meaning as in the 2006 Plan unless otherwise indicated.

     A general description of the principal terms of the 2006 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2006 Plan, a copy of which is attached to this Proxy Statement as Appendix B and is incorporated herein by reference.

GENERAL DESCRIPTION

Purpose

     The purposes of the 2006 Plan are to provide the Company’s employees and directors, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of the Company’s Common Stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the 2006 Plan

     If approved by the stockholders, a total of 45,000,000 shares of Common Stock will be reserved initially for issuance under the 2006 Plan, plus any shares of Common Stock that would otherwise return to the 1997 Plan as a result of forfeiture, termination, or expiration of awards granted under the 1997 Plan, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the Common Stock or capital structure of the Company; provided, however, that the total number of shares of Common Stock that may granted pursuant to incentive stock options under the 2006 Plan is 45,000,000. Notwithstanding the foregoing and subject to any adjustments as described above, the maximum aggregate number of shares of Common Stock which may be issued pursuant to Awards (other than stock appreciation rights (“SARs”) and stock options) is 15,000,000 shares of Common Stock. The maximum number of shares with respect to which options and SARs may be granted to a participant during a calendar year is 2,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 2,500,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code for up to an additional 1,500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the Common Stock of the Company and its determination shall be final, binding and conclusive.

Administration

     The 2006 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The 2006 Plan will be administered by the compensation committee. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code.

Terms and Conditions of Awards

     The 2006 Plan provides for the grant of stock options, restricted stock, restricted stock units and SARs (collectively referred to as “awards”). Stock options granted under the 2006 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants of the Company. To the extent that the aggregate fair market value of shares of the Company’s Common Stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2006 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2006 Plan shall be designated in an award agreement.

     The Administrator may issue awards under the 2006 Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction. Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the Company’s Common Stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above sub-section of this Proposal No. 2 “— Shares Reserved for Issuance under the 2006 Plan”), to approve award agreements for use under the 2006 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Plan, to construe and interpret the terms of the 2006 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2006 Plan, as the Administrator deems appropriate.

     The term of any award granted under the 2006 Plan may not be for more than seven years (or in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company, five years), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

     The 2006 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). In the case of SARs, the base appreciation amount shall not be less than 100% of the fair market value of the Common Stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2006 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of Common Stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

     The 2006 Plan provides that any amendment that would adversely affect the grantee’s rights under an outstanding award shall not be made without the grantee’s written consent, provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the grantee. The 2006 Plan also provides that stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any SAR awarded under the 2006 Plan or (ii) cancel any option or SAR awarded under the 2006 Plan in exchange for another award at a time when the exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction.

     Awards of restricted stock and restricted stock units issued under the 2006 Plan will vest and be released from the risk of forfeiture over a period of no less than three years from the date of issue, unless such award is subject to performance-based vesting, in which case, it may vest and be released from the risk of forfeiture over a period of no less than one year. The vesting schedule for awards of restricted stock and restricted stock units will only be amended in the event of a Corporate Transaction or in the event of the grantee’s death or disability.

     Under the 2006 Plan, the Administrator may establish one or more programs under the 2006 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2006 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Termination of Service

     An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2006 Plan terminates continuous service with the Company, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards

     Under the 2006 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will or by the laws of descent or distribution and to the extent provided in the award agreement, but only to the extent such transfers are made pursuant to a binding domestic relations order. No award under the 2006 Plan may be made subject to execution, attachment or similar process. The 2006 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code

     The maximum number of shares with respect to which options and SARs may be granted to a participant during a calendar year is 2,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and SARs for up to an additional 2,500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s chief executive officer and the four other most highly compensated officers of the Company. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and SARs may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or SARs granted under such a plan and with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or SAR is cancelled, the cancelled award shall continue to count against the maximum number of shares of Common Stock with respect to which an award may be granted to a participant.

     For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted awards of restricted stock and restricted units that are intended to be performance-based compensation under Section 162(m) of the Code for up to an additional 1,500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

     The 2006 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, and (xvii) market share.

Change in Capitalization

     Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by outstanding awards, the number of shares of Common Stock that have been authorized for issuance under the 2006 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Common Stock of the Company, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction

     The Administrator has the authority to provide for the full or partial automatic vesting and exercisability for all of the shares at the time represented by the awards and the release from restrictions on transfer and repurchase or forfeiture rights of such awards, before or at the time of a Corporate Transaction (as defined in the 2006 Plan). Effective upon the consummation of a Corporate Transaction, all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the awards are assumed by the successor entity.

Change in Control

     The Administrator has the authority to provide for the full or partial automatic vesting and exercisability for all of the shares at the time represented by the awards and the release from restrictions on transfer and repurchase or forfeiture rights of such awards, before or at the time of a Change in Control (as defined in the 2006 Plan).

Amendment, Suspension or Termination of the 2006 Plan

     The Board may at any time amend, suspend or terminate the 2006 Plan. The 2006 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2006 Plan in such a manner and to such a degree as is required.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the 2006 Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under Section 409A of the Code.

Nonqualified Stock Options

     The grant of a nonqualified stock option under the 2006 Plan will not result in any federal income tax consequences to the optionholder or to the Company. Upon exercise of a nonqualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the optionholder’s total compensation is deemed reasonable in amount. Any gain or loss on the optionholder’s subsequent disposition of the shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

     In the event a nonqualified stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently, how the additional tax and penalties and interest will be applied is unclear.

Incentive Stock Options

     The grant of an incentive stock option under the 2006 Plan will not result in any federal income tax consequences to the optionholder or to the Company. An optionholder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the optionholder has held the shares of Common Stock. If the optionholder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the optionholder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionholder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the optionholder’s total compensation is deemed reasonable in amount.

     The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an optionholder’s alternative minimum tax liability exceeds such optionholder’s regular income tax liability, the optionholder will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the optionholder must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

     In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently, how the additional tax and penalties and interest will be applied is unclear. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock

     The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

     Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock.

If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights

     Recipients of SARs generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

     A SAR can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient. Currently, how the additional tax, penalties and interest will be applied is unclear.

Restricted Stock Units

     Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

     Restricted stock units also can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient. Currently, how the additional tax, penalties and interest will be applied is unclear.

NEW PLAN BENEFITS

     As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options under the 2006 Plan. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the 2006 Plan are not determinable at this time.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the voting power of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2006 Plan.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF
THE ADOPTION OF THE 2006 PLAN

PROPOSAL NO. 3

APPROVAL OF THE BEA SYSTEMS, INC.
SENIOR EXECUTIVE BONUS PLAN

     The Company’s stockholders are being asked to act upon a proposal to approve the Company’s Senior Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan will become effective upon its approval by the stockholders of the Company at the Annual Meeting. The plan is intended to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The plan’s objectives are to be achieved by providing these executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Bonus Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code.

     Capitalized terms used in this Proposal No. 3 shall have the same meaning as in the Bonus Plan unless otherwise indicated.

     A general description of the principal terms of the Bonus Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Bonus Plan, a copy of which is attached to this Proxy Statement as Appendix C and is incorporated herein by reference.

GENERAL DESCRIPTION

Purpose of the Plan

     The Bonus Plan is intended to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and achieve the Company’s objectives. Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the Company’s four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). The Bonus Plan is designed to qualify awards made under the plan as performance-based compensation so that the Company may receive a federal income tax deduction for the payment of incentive bonuses to the Company’s executives.

Administration of the Plan

     The Bonus Plan will be administered by the compensation committee in accordance with the requirements of Section 162(m).

Eligibility to Receive Awards

     All officers of the Company are eligible to participate in the Bonus Plan. Participation in the Bonus Plan by any particular officer is determined annually in the discretion of the compensation committee. In selecting participants for the plan, the compensation committee will choose officers of the Company who are likely to have a significant impact on the performance of the Company. It currently is expected that senior executive officers identified by the Board will participate in the Bonus Plan each year.

Target Awards and Performance Goals

     For each year, the compensation committee will establish in writing: (i) a target award for each participant; (ii) the performance goals which must be achieved in order for the participant to be paid the target award; and (iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals.

     Each participant’s target award will be expressed as either a percentage of his or her base salary or such other amount as determined by the compensation committee. Base salary under the Bonus Plan means the participant’s annual salary rate on the last day of the plan year.

     There are twenty-four performance measures which the compensation committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) earnings before interest, taxes and depreciation, (p) bookings, (q) sales, (r) economic value added, (s) market share, (t) corporate overhead costs, (u) liquidity management, (v) return on capital invested, (w) stockholders’ equity, and (x) income or net income (before income tax expense).

Determination of Actual Awards

     After the end of each plan year, the compensation committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the compensation committee. However, the compensation committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant’s actual award under the Bonus Plan may exceed $5 million for any year.

     If a participant terminates employment with the Company prior to the award payment date, the compensation committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the compensation committee deems appropriate.

     Awards under the Bonus Plan generally will be payable in cash after the end of the year during which the award was earned. However, the compensation committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under the Company’s 2006 Stock Incentive Plan (if approved by stockholders) or successor equity compensation plan.

Amendment and Termination of the Bonus Plan

     The Board may amend or terminate the Bonus Plan at any time and for any reason, but, in accordance with Section 162(m), certain material amendments to the plan will be subject to stockholder approval in order to maintain the plan’s compliance with Section 162(m).

Section 409A

     The Bonus Plan is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. The Company may, without the consent of any participant under the Bonus Plan, amend or modify the Bonus Plan in any manner in order to meet the requirements of Section 409A of the Code. The Company also has the authority to delay the payments or benefits under the Bonus Plan to the extent it deems necessary or appropriate to comply with Section 409A of the Code.

NEW PLAN BENEFITS

     Because payments under the Bonus Plan are determined by comparing actual performance to the annual performance goals established by the compensation committee, it is not possible to conclusively state the amount of benefits which will be paid under the Bonus Plan.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the voting power of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
THE ADOPTION OFTHE BONUS PLAN

PROPOSAL NO. 4

RATIFICATION AND APPROVAL OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1995 and has been appointed by the Board to continue as the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 31, 2007. Although the Company is not required to seek stockholder approval of its selection its independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of the independent registered public accounting firm.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

PRINCIPAL ACCOUNTANTS FEES AND SERVICES - AUDIT AND NON-AUDIT FEES

     In connection with the audit of its financial statements for the year ended January 31, 2006, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement provides that disputes arising out of the engagement between the Company and Ernst & Young LLP are resolved through arbitration commonly referred to as alternative dispute resolution procedures and excludes the rights of both the Company and Ernst & Young LLP to pursue punitive damages or other forms of relief not based upon actual damages. These alternative dispute resolution procedures do not apply to claims by third parties, such as the Company’s stockholders or lenders.

     The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended January 31, 2005 and January 31, 2006 and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2005	Fiscal 2006
Audit Fees (1)	$4,309,000	$4,149,000
Audit-Related Fees (2)	—	157,000
Tax Fees (3)	720,000	595,000
All Other Fees (4)	2,191,000	1,374,000
____________________

(1)

Audit Fees include fees associated with the audit of the annual consolidated financial statements, the reviews of unaudited interim consolidated financial statements included in quarterly reports on Form 10-Q, statutory audits required internationally, issuance of consents and reports filed with the SEC, the audit of internal control over financial reporting and attestation relating to Section 404 of the Sarbanes-Oxley Act of 2002 and accounting consultations in connection with or arising as a result of the audits and quarterly review of the financial statements.

(2)

Audit-Related fees for services of Ernst & Young LLP for the fiscal year ending January 31, 2006 related to accounting advice on a transaction that was not completed. There were no Audit-Related Fees for the fiscal year ending January 31, 2005.

(3)

Tax Fees consist of fees for professional services rendered for tax compliance, tax advisory and tax planning (domestic and international) services. These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees primarily include services rendered in connection with the Company’s revenue contract compliance customer audit program.

     In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval.

     During the fiscal year ended January 31, 2006, the Audit Committee pre-approved all audit and non-audit services of Ernst & Young, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2007

STOCKHOLDER PROPOSALS

     Proposals Nos. 5 and 6 have been proposed by individual stockholders. For the reasons set forth below, the Board of Directors recommends votes AGAINST Proposals Nos. 5 and 6. Stockholders should be aware that, even if approved, the proposals are not binding on the Board. Although the Board will consider the stockholders’ wishes as expressed at the Annual Meeting, one or more of the proposals might not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its stockholders.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING
STOCKHOLDER PROPOSAL PROTOCOL

     The Company has been advised that William C. Thompson, Jr., Comptroller, City of New York, on behalf of the New York City Police Pension Fund and the New York City Fire Department Pension Fund, which are the beneficial owners in the aggregate of reportedly 285,314 shares of the Company’s Common Stock with an address of 1 Centre Street, Room 736, New York, NY 10007-2341, intends to submit the following proposal for consideration at the Annual Meeting:

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors - the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our Company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

     In adopting such a policy, the Board of Directors should include the following steps:

  Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

  Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the Company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

     For the reasons stated below, the Board of Directors
recommends a vote AGAINST this stockholder proposal

RECOMMENDATION OF THE BOARD:

     The Board of Directors recommends a vote AGAINST the foregoing proposal because it has substantially implemented the proposal by providing its stockholders with a reasonable opportunity to communicate with, and have access to, the Board and management.

     The Board recognizes the importance of providing the Company’s stockholders with a reasonable opportunity to communicate with, and have access to, the Board and management. Although the Company currently does not have a formal process for stockholders to send communications to the Board of Directors, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. As stated elsewhere in this Proxy Statement, stockholders wishing to communicate with the Board may send communications via mail to Alfred S. Chuang, the Company’s Chairman of the Board. Accordingly, the Board does not believe that there is a need to implement a formal communication policy such as that described in the foregoing proposal.

     Moreover, because the Board has a duty to act in a manner it believes to be in the best interests of the Company and its stockholders, the Board must take many factors into account in deciding whether to take the action specified in any stockholder proposal. The Board will make such a decision on the basis not only of the voting results but also of what is in the best interests of the Company and its stockholders in light of all the relevant facts and circumstances. It is important to remember that due to abstentions and shares not voted, a stockholder proposal that is supported by a majority of the votes cast at a meeting can, and often does, represent a minority of the voting power of the Company. Therefore, requiring independent directors to meet and discuss stockholder proposals with their proponents count be used by one or more large stockholders to promote particular issues or agendas that are not representative of the interests of the stockholders at large.

     The Board of Directors does not recommend that the foregoing proposal be adopted at this time because it believes that the Company’s existing communication policies are sufficient to enable stockholders to communicate with, and present questions, comments and observations to, the Board.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS
RECOMMENDS A VOTE AGAINST PROPOSAL NO. 5

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING REPEAL OF THE CLASSIFIED
BOARD OF DIRECTORS

     The Company has been advised that William C. Thompson, Jr., Comptroller, City of New York, on behalf of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, and the New York City Board of Education Retirement System, which are the beneficial owners in the aggregate of reportedly 769,536 shares of the Company’s Common Stock with an address of 1 Centre Street, Room 736, New York, NY 10007-2341, intends to submit the following proposal for consideration at the Annual Meeting:

BE IT RESOLVED, that the stockholders of BEA Systems, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified systems, subsequently expires.

STATEMENT OF SUPPORT BY NEW YORK CITY EMPLOYEES’ RETIREMENT SYSTEM, THE NEW YORK CITY TEACHERS’ RETIREMENT SYSTEM, AND THE NEW YORK CITY BOARD OF EDUCATION RETIREMENT SYSTEM:

     We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

     We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

For the reasons stated below, the Board of Directors
recommends a vote AGAINST this shareholder proposal

RECOMMENDATION OF THE BOARD:

     The Board takes the views of its stockholders seriously and has given this proposal intensive consideration. Although a majority of the shares that were voted at the Company’s annual meeting of stockholders in 2005 supported a similar proposal, the Board continues to believe that this proposal should not be implemented because it is not in the best interests of the Company or its stockholders. Therefore, the Board unanimously recommends a vote AGAINST the proposal.

     As provided in the Company’s Certificate of Incorporation, the Company has three classes of directors, with members of each class elected to three-year terms. The classes are staggered, such that stockholders vote on one class of directors each year. The Company has had this structure continuously since it went public in 1997. Similar procedures for staggered elections have been adopted by a majority of S&P 500 companies.

     A classified board maintains accountability to stockholders while promoting continuity and stability in the Board’s business strategies and policies. To maintain accountability, stockholders have the opportunity each year to vote on roughly one-third of the members of the Board. At the same time, the staggered three-year terms served by the directors help ensure that roughly two-thirds of the directors will have had prior experience and familiarity with the Company’s business, which is beneficial for long-term strategic planning. The classified structure also helps the Company attract highly qualified directors willing to commit the time necessary to understand the Company, its operations and its competitive environment.

     The Board further believes that annual elections for each director do not necessarily improve accountability. Directors have fiduciary duties to the Company and its stockholders that do not depend on the length of their term of office. In addition, under Delaware law and the Company’s Bylaws, stockholders have the power to call meetings to remove directors for cause.

      In the event of an unsolicited proposal to acquire control of or restructure the Company, the classified board structure reduces the threat of an abrupt change in the composition of the Board because a majority of the directors cannot be replaced at a single annual meeting. This helps ensure that the Board has an adequate opportunity to fulfill its duties to the Company’s stockholders by reviewing any such proposal, studying appropriate alternatives and achieving the best result for all stockholders. A classified board does not preclude takeover offers. Rather, a classified board enhances the Board’s ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS
RECOMMENDS A VOTE AGAINST PROPOSAL NO. 6

EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation of (i) each person who served as the Company’s Chief Executive Officer of the Company during the fiscal year ended January 31, 2006, and (ii) the four other most highly compensated Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended January 31, 2006 (collectively, the “Named Executive Officers”):

	Annual Compensation			Long—Term Compensation
			Bonus and	Restricted		Securities	All Other
	Fiscal	Salary	Commission	Stock		Underlying	Compensation
Name	Year (1)	($)	($) (2)	Awards ($)		Options (#)	($) (3)
Alfred S. Chuang	2006	737,500	750,000	641,370	(5)	442,500	715,160	(4)
Chairman of the Board and Chief	2005	700,000	279,366	—		750,000	163,101	(4)
Executive Officer	2004	650,000	177,175	—		600,000	163,391	(4)

William M. Klein	2006	431,600	327,600	158,000	(6)	57,300	3,026
Executive Vice President,	2005	416,000	124,517	—		250,000	3,000
Corporate Development	2004	412,000	79,044	—		300,000	3,020

Thomas M. Ashburn	2006	416,062	335,056	378,000	(7)	110,000	—
President, Worldwide Field	2005	362,500	199,752	961,500	(8)	500,000	—
Organization	2004	318,750	150,743	—		250,000	—

Mark T. Carges (13)	2006	351,719	276,376	503,400	(9)	175,000	3,188
Executive Vice President, Business	2005	306,500	167,490	—		95,000	2,262
Interaction Division	2004	287,769	504,509	—		40,000	3,000

Wai M. Wong (14)	2006	430,000	372,500	158,000	(10)	58,150	112,221	(12)
Executive Vice President, Products	2005	174,205	161,250	740,000	(11)	500,000	2,240
____________________

(1)	Compensation reported for fiscal years ending January 31, 2004, January 31, 2005, and January 31, 2006.

(2)	Includes bonus amounts earned in the fiscal year.

(3)

Amounts shown include matching contributions under the BEA Systems, Inc. 401(k) Profit Sharing Plan for fiscal 2006, 2005 and 2004 of $3,000, $4,250, and $3,500, respectively, for Mr. Chuang, $3,026, $3,000, and $3,020 for Mr. Klein, $3,188, $2,262 and $3,000 for Mr. Carges and $2,240 and $2,240 for 2006 and 2005, for Mr. Wong, respectively.

(4)

Mr. Chuang’s other compensation includes the use of a Company car and driver and other related expenses of $196,869 in fiscal 2006, $158,851 in fiscal 2005, $137,844 in fiscal 2004; commercial travel for family members accompanying Mr. Chuang on business related travel of $0 in fiscal 2006, $0 in fiscal 2005 and $620 in fiscal 2004, and use of Company security services of $546 in fiscal 2006, $0 in fiscal 2005 and $21,429 in fiscal 2004. The Company has from time to time also leased an aircraft for use by Mr. Chuang for business purposes, and Mr. Chuang’s family members and other named executive officers’ family members have on occasion accompanied Mr. Chuang and such named executive officers on such flights to business destinations. The Company believes the incremental cost to the Company of these family members’ travel is minimal, and it is therefore not included in other compensation. In March 2000, the Compensation Committee of the Board of Directors of the Company approved and authorized the Company to internally manage and pay for the leasing and hiring of a driving service for Mr. Chuang, and he, concurrently therewith, elected not to receive a significant proposed bonus for that year. The Company determined that the provision of such service for calendar years 2001 through 2004 may be deemed to constitute taxable income to Mr. Chuang. Because it was not the Compensation Committee’s intent that such service would be taxable to Mr. Chuang, on May 6, 2005, the Compensation Committee approved a resolution committing to reimburse up to a maximum of $600,000 in order to gross up Mr. Chuang to the extent he is determined to have incurred income taxes as a result of imputed income from his use of a company car and driver and related expenses for the calendar years 2001 through 2004. This amount is also inclusive of amounts payable to Mr. Chuang to gross up and reimburse him for related expenses that he incurs to amend his tax returns for the subject periods. The Company has reimbursed approximately $359,745 of the $600,000 approved by the Board of Directors. On December 21, 2005, the Compensation Committee approved a resolution committing to reimburse approximately $155,000 in order to gross up Mr. Chuang to the extent he is determined to have incurred income taxes as a result of imputed income from his use of a company car and driver for the calendar year 2005. The Company has reimbursed $155,000 in fiscal 2006.

(5)

Represents market value on date of grant of a total of 81,000 shares sold or awarded to Mr. Chuang pursuant to restricted stock purchase agreements of 80,000 shares sold to Mr. Chuang on April 14, 2005 and 1,000 shares awarded to Mr. Chuang on December 21, 2005. The 80,000 shares are subject to a right of repurchase by the Company and this right lapsed April 14, 2006. The dollar value of the shares was based upon a market price of $7.90 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ National Market (“NASDAQ”) on April 14, 2005 and $9.37 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ on December 21, 2005. Fair value of the 81,000 shares at January 31, 2006 was $864,270. No dividends are paid on the restricted stock.

(6)

Represents market value on date of grant of a total of 20,000 shares sold to Mr. Klein pursuant to a restricted stock purchase agreement on April 14, 2005. These shares are subject to a right of repurchase by the Company and this right lapsed April 14, 2006. The dollar value of the shares was based upon a market price of $7.90 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ on April 14, 2005. Fair value of the 20,000 shares at January 31, 2006 was $213,400. No dividends are paid on the restricted stock.

(7)

Represents market value on date of grant of a total of 50,000 shares sold to Mr. Ashburn pursuant to restricted stock purchase agreements of 25,000 shares on April 14, 2005 and 25,000 shares on April 27, 2005. These shares are subject to rights of repurchase by the Company and these rights lapsed April 14, 2006 and April 27, 2006, respectively. The dollar value of the shares was based upon market prices of $7.90 per share and $7.22 per share, which were the closing prices per share of the Company’s Common Stock on the NASDAQ on April 14, 2005 and April 27, 2005, respectively. Fair value of the 50,000 shares at January 31, 2006 was $533,500. No dividends are paid on the restricted stock.

(8)

Represents market value on date of grant of a total of 150,000 shares sold to Mr. Ashburn pursuant to a restricted stock purchase agreement on August 4, 2004. These shares are subject to a right of repurchase by the Company which lapsed on August 4, 2005. The dollar value of the shares was based upon a market price of $6.41 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ on August 4, 2004, less the exercise price of $0.01 paid per share. Fair value of the 150,000 shares at January 31, 2006 was $1,600,500. No dividends are paid on the restricted stock.

(9)

Represents market value on date of grant of a total of 60,000 shares sold or awarded to Mr. Carges pursuant to restricted stock purchase agreements of 30,000 shares sold to Mr. Carges on April 14, 2005 and 30,000 shares awarded to Mr. Carges on December 7, 2005. The 30,000 shares issued April 14, 2005 are subject to a right of repurchase by the Company and this right lapsed April 14, 2006. The dollar value of the shares was based upon a market price of $7.90 per share and $8.88 per share, which were the closing prices per share of the Company’s Common Stock on the NASDAQ on April 14, 2005 and December 7, 2005, respectively. Fair value of the 60,000 shares at January 31, 2006 was $640,200. No dividends are paid on the restricted stock.

(10)

Represents market value on date of grant of a total of 20,000 shares sold to Mr. Wong pursuant to a restricted stock purchase agreement on April 14, 2005. These shares are subject to a right of repurchase by the Company and this right lapsed April 14, 2006. The dollar value of the shares was based upon a market price of $7.90 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ on April 14, 2005. Fair value of the 20,000 shares at January 31, 2006 was $213,400. No dividends are paid on the restricted stock.

(11)

Represents market value on date of grant of a total of 100,000 shares sold to Mr. Wong pursuant to a restricted stock purchase agreement on September 15, 2004. These shares are subject to a right of repurchase by the Company which lapsed on September 15, 2005. The dollar value of the shares was based upon a market price of $7.40 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ on September 15, 2004, less the exercise price of $0.01 paid per share. Fair value of the 100,000 shares at January 31, 2006 was $1,067,000. No dividends are paid on the restricted stock.

(12)	Mr. Wong’s other compensation includes relocation expenses of $109,981 in fiscal 2006.

(13)	Mr. Carges was promoted to Executive Vice President Business Interaction Division in December 2005 and his base salary was increased to $400,000.

(14)	Mr. Wong commenced his employment with the Company in September 2004.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company entered into an employment agreement with Alfred S. Chuang dated September 1, 1999, which was amended November 2, 2001and expired by its terms on October 1, 2005.

     The Company and Alfred S. Chuang have entered into an agreement dated October 1, 2002 and amended and restated as of November 1, 2003 providing for the continuation of Mr. Chuang’s employment for one year after a change of control of the Company (the “COC Agreement”). In the event of a change of control of the Company (as defined in the COC Agreement), should Mr. Chuang’s employment with the Company be involuntarily terminated or his position changes within the year after such event, Mr. Chuang will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of his unvested stock options and to exercise all stock options for the full remaining portion of their term. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by Mr. Chuang, then all such options and awards that are unvested shall vest in full. In the event Mr. Chuang’s employment is terminated by the Company for cause (as defined in the COC Agreement), he shall be entitled to a lump sum cash payment calculated in accordance with the terms of the COC Agreement.

     The Company and each of Thomas M. Ashburn and William M. Klein (individually, an “Executive Officer”) entered into an employment continuation agreement dated August 12, 2002, (the “Continuation Agreements”) which agreements were amended and restated on November 1, 2003. The Continuation Agreements provide for the continuation of the Executive Officer’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Continuation Agreements) of the Company, should the Executive Officer’s employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, the Executive Officer will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of unvested stock options and to exercise all stock options for the full remaining term of such options. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by the respective Executive Officer, then all such options and awards that are unvested shall vest in full. In the event the Executive Officer’s employment is terminated by the Company for cause (as defined in the Continuation Agreements), the terminated Executive Officer shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Continuation Agreement.

     The Company and Thomas M. Ashburn entered into an employment agreement effective May 1, 2006 (the “Ashburn Agreement”). The Ashburn Agreement provides for the continuation of Mr. Ashburn’s employment with the Company pursuant to the terms and conditions set forth therein, including, (i) a one year term of employment with the Company, (ii) an annual base salary of $500,000 (the “Base Salary”), (iii) eligibility to participate in the Company’s executive bonus plan at an annualized rate of 75% of the Base Salary, (iv) a grant of 150,000 restricted stock units which shall become fully vested one year from the date of grant, subject to Mr. Ashburn’s continued employment with the Company, (v) a grant of 75,000 performance based options which will that will vest on April 30, 2007, subject to the satisfaction of certain performance targets, and (vi) eligibility to receive vacation and other benefits provided by the Company to similarly situated employees.

     The Company and Mark Carges (“Mr. Carges”) have entered into an employment continuation agreement dated August 12, 2002 (the “Carges Agreement”) which agreement was amended and restated on November 1, 2003. The Carges Agreement provides for the continuation of the Mr. Carges’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Carges Agreement) of the Company, should Mr. Carges employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, Mr. Carges will be entitled to receive one year of compensation, benefits for one year, and acceleration of vesting of unvested stock options and to exercise all stock options for the full remaining term of such options. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by Mr. Carges, then all such options and awards that are unvested shall vest in full. In the event Mr. Carges’ employment is terminated by the Company for cause (as defined in the Carges Agreement), Mr. Carges shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Carges Agreement

     The Company and Wai M. Wong (“Mr. Wong”) have entered into an employment agreement dated September 1, 2004 (the “Wong Agreement”). The Wong Agreement provides for the continuation of the Mr. Wong’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Wong Agreement) of the Company, should Mr. Wong’s employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, Mr. Wong will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of unvested stock options and to exercise all stock options for the full remaining term of such options. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by Mr. Wong, then all such options and awards that are unvested shall vest in full. In the event Mr. Wong’s employment is terminated by the Company for cause (as defined in the Wong Agreement), Mr. Wong shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Wong Agreement

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended January 31, 2006. In addition, as required by the SEC rules, the table sets forth the potential realizable value over the term of the option (the period from the date of grant to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on rates of appreciation specified by the SEC, and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company’s Common Stock.

	Individual Grants
	Number of					Potential Realizable
	Securities	% of Total				Value at Assumed Annual
	Underlying	Options	Exercise	Fair		Rate of Stock Price
	Options	Granted to	Price	Market		Appreciation for Option
	Granted	Employees in	($/Share)	Value	Expiration	Term (4)
Name	(#)(1)	Fiscal Year (2)	(3)	($/Share)	Date	5%	10%

Alfred S. Chuang	442,500	2.9475%	7.90	7.90	4/14/15	$2,198,458	$5,571,325
William M. Klein	1,000	0.0067%	8.55	8.55	2/2/15	5,377	13,627
	56,300	0.3750%	7.90	7.90	4/14/15	279,713	708,849
Thomas M. Ashburn	110,000	0.7327%	7.90	7.90	4/14/15	546,509	1,384,962
Mark T. Carges	75,000	0.4996%	7.90	7.90	4/14/15	372,620	944,292
	100,000	0.6661%	8.88	8.88	12/7/15	558,458	1,415,243
Wai M. Wong	58,150	0.3873%	7.90	7.90	4/14/15	288,905	732,141
____________________

(1)	Generally, options vest over four years at a rate of 25% after the end of the first year and 1/48th each month thereafter. All option grants listed above have a 10-year term.

(2)	For the fiscal year ended January 31, 2006, the Company granted options to employees to purchase an aggregate of 15,012,568 shares (excludes options granted to non-employee directors).

(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock at the date the options were granted.

(4)

The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The potential realizable values are based on an assumption that the stock price of the Company’s Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionee’s continued employment through the vesting period. The amounts reflected in this table may not be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ended January 31, 2006, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of underlying stock options as of January 31, 2006, and the value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on January 31, 2006.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on	Value	January 31, 2006 (#)		January 31, 2006 ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Alfred S. Chuang	425,000	$2,637,398	5,854,448	1,223,751	$19,662,880	$3,052,475
William M. Klein	350,000	2,156,910	1,960,515	271,885	1,909,554	978,517
Thomas M. Ashburn	250,000	1,505,617	1,327,498	347,502	3,041,908	1,155,542
Mark T. Carges	191,145	989,436	497,874	278,211	1,469,769	698,143
Wai M. Wong	—	—	166,666	391,484	544,998	1,251,078
____________________

(1)

Based upon the market price of $10.67 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ on January 30, 2006, less the option exercise price payable per share.

EQUITY COMPENSATION PLANS

     The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans not approved by the Company’s stockholders. Information in the table is as of January 31, 2006.

	A	B	C
			Number of securities
			remaining available for
	Number of securities to		future issuance under
	be issued upon exercise	Weighted-average	equity compensation
	of outstanding	exercise price	plans (excluding
	options, warrants	of outstanding options,	securities reflected
Plan Category	and rights	warrants and rights	in column A)
Equity compensation plans approved by
stockholders	65,307,366 (1)	$ 11.94336	64,873,402	(1) (2)
Equity compensation plans not approved by
stockholders	3,241,693 (3)	$ 10.26664	2,447,872
Equity compensation plans assumed in
connection with acquisitions	1,849,448 (4)	$ 7.80090	—
Total/Weighted Avg./Total (5)	70,398,507	$ 11.75732	67,321,274
____________________

(1)

Represents shares of the Company’s Common Stock issued upon exercise of options outstanding under the 1995 Flexible Stock Incentive Plan and 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 Plan shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company, or (iii) a lesser number determined by the administrator of the 1997 Plan. The 1995 Flexible Stock Incentive Plan and the 1997 Plan were approved by the stockholders of the Company prior to its initial public offering in 1997. In March 2005, the Compensation

Committee, as administrator of the 1997 Plan and the 1997 ESPP, stated its intention to limit the evergreen increases for each of 2006 and 2007, the last two years of these plans, to 3% of the shares of the Company’s Common Stock outstanding as of the last day of the fiscal year.

(2)

Includes shares of the Company’s Common Stock authorized for future issuance under the 1997 Employee Stock Purchase Plan (the “1997 ESPP”). The 1997 ESPP incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 ESPP shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, or (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company reduced by the number of shares of Common Stock added to the Company’s 1997 Plan during the same year. The 1997 ESPP was approved by the stockholders of the Company prior to its initial public offering in 1997. In March 2005, the Compensation Committee, as administrator of the 1997 Plan and the 1997 ESPP, stated its intention to limit the evergreen increases for each of 2006 and 2007, the last two years of these plans, to 3% of the shares of the Company’s Common Stock outstanding as of the last day of the fiscal year.

(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 2000 Plan.

(4)

As of January 31, 2006, options and rights to purchase an aggregate of 1,849,448 shares of the Company’s Common Stock at a weighted average exercise price of $7.80090 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with acquisition transactions: CrossGain Corporation Amended and Restated 2000 Stock Plan, Theory Center Amended and Restated 1999 Stock Option/Stock Issuance Plan, WebLogic, Inc. 1996 Stock Plan and Westside.com, Inc. 1999 Amended and Restated Stock Option Plan, and the Plumtree Software, Inc. 1997 Equity Incentive Plan and 2002 Stock Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under these equity compensation plans are not reflected in the table above.

(5)

The weighted average term to expiration for outstanding options, warrants and rights was 7 years as of January 31, 2006. Outstanding options, warrants and rights do not include dividend equivalent rights and outstanding awards under the 1997 Plan and the 2000 Plan may be transferred only upon death of the grantee and may be transferred during the lifetime of grantee only if permitted by the Compensation Committee and then only by gift or pursuant to a domestic relations order and solely to members of grantee’s immediate family. To date, the Compensation Committee has not permitted any such transfers.

     The following is a description of the material features of the Company’s equity compensation plan that was not approved by the Company’s stockholders:

2000 NON-QUALIFIED STOCK INCENTIVE PLAN

     The Board of Directors adopted the 2000 Plan on December 1, 1999. The 2000 Plan is administered by the Compensation Committee. Pursuant to the 2000 Plan, the Compensation Committee may grant stock options, SARs, restricted stock and performance units, in its discretion, only to employees and consultants of the Company. No stock options, SARs, restricted shares or performance units from the 2000 Plan may be granted to directors or executive officers of the Company. The 2000 Plan does not provide for the grant of incentive stock options.

     An aggregate of 8,000,000 shares of the Company’s Common Stock have been reserved for the grant of stock options, SARs, restricted stock and performance units under the 2000 Plan. Shares underlying awards that are forfeited or cancelled are not counted as having been issued under the 2000 Plan. Non-qualified stock options shall be issued under the 2000 Plan with an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant. In the case of awards other than non-qualified stock options, the exercise price shall be determined by the administrator of the 2000 Plan. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed ten years from the date of grant. The 2000 Plan would continue in effect until terminated by the Board of Directors, however, if the stockholders at the Annual Meeting adopt the BEA Systems, Inc. 2006 Stock Incentive Plan under Proposal No. 2 above, the 2000 Plan will be immediately terminated and no further options or other awards will be granted under the 2000 Plan.

AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 31, 2006, which include the consolidated balance sheets of the Company as of January 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the three fiscal years in the period ended January 31, 2006, and the notes thereto. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, Inc. rules. In addition, our Board of Directors has determined that L. Dale Crandall is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee regularly reviews and assesses the adequacy of its charter, a copy of which is attached to this Proxy Statement as Appendix A.

REVIEW AND DISCUSSION WITH MANAGEMENT

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

REVIEW AND DISCUSSION WITH INDEPENDENT AUDITORS

     The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Committee also reviewed and discussed with management and Ernst &Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

CONCLUSION

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form l0-K for the year ended January 31, 2006 for filing with the SEC.

     The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007.

MEMBERS OF THE AUDIT COMMITTEE

DEAN O. MORTON, Chair
STEWART K.P. GROSS
L. DALE CRANDALL

COMPENSATION COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee of the Board was formed in March 1997 and consists of Richard T. Schlosberg III, William H. Janeway and George Reyes. Decisions concerning the compensation of the Company’s executive officers are made by the Compensation Committee and reviewed by the full Board (excluding any interested director).

EXECUTIVE OFFICER COMPENSATION PROGRAMS

     The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.

     The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

Base Salaries

     Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s general financial performance. The weight given each such factor by the Compensation Committee may vary from individual to individual.

Incentive Bonuses

     The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by the Compensation Committee and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance.

Long Term Compensation

     Long-term incentives are provided through stock option, restricted stock, and/or restricted stock unit grants to executive officers and other employees under the Company’s stock plans. Because of the direct relationship between the value of stock-based compensation and the stock price, the Compensation Committee believes that stock-based compensation motivates executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock-based compensation is intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. However, the Board has authority to grant stock-based compensation with differing vesting periods. The principal factors considered in granting stock-based compensation to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability.

However, the Company’s stock plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Senior Executive Bonus Plan

     During the year ended January 31, 2006, the Company maintained the senior executive bonus plan program in accordance with the 2004 Senior Executive Bonus Plan approved at the 2003 annual meeting of stockholders. The Compensation Committee approved specific performance targets for the fiscal year ended January 31, 2006. Bonuses are paid under the bonus plan only if performance goals that the Company sets at the beginning of each fiscal year are achieved. Accordingly, the actual bonuses paid (if any) will vary depending upon actual performance. The Compensation Committee can choose a range of performance measures as specified in the plan document that was approved by the Company’s stockholders. For the fiscal year ended January 31, 2006, the Compensation Committee compared the Company’s actual performance to targeted performance for the year and applied the bonus formula to this actual performance. This calculation resulted in $2,374,491 in bonuses being paid under the senior executive bonus plan.

Executive Deferred Compensation Plan

     The Company maintains an executive deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants’ funds are invested among various funds designated by the plan administrator and currently may not be invested in the Company’s Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant’s beneficiary in a lump sum or in annual installments over a period not to exceed ten years.

Other Compensation Plans

     The Company has adopted certain general employee benefit plans, including a 401(k) Plan, in which executive officers are permitted to participate on parity with other employees.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

     It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m). However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, in fiscal 2005, the compensation paid to the Chief Executive Officer exceeded $1 million. All or some portion of such compensation paid to the Chief Executive Officer in excess of $1 million will be non-deductible. The Compensation Committee evaluates the Company’s executive compensation policies and benefit plans from time to time to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of the Company’s stockholders.

     Options and stock appreciation rights granted under the Company’s 1997 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided options and stock appreciation rights are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). Bonuses paid under the 2004 Senior Executive Bonus Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided the bonuses are approved by the Compensation Committee and paid in compliance with the requirements of Section 162(m).

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Chuang’s base salary earned for the fiscal year ended January 31, 2006 was $737,500. Mr. Chuang’s base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Chuang’s base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Mr. Chuang was granted options to purchase up to 442,500 shares of the Company’s Common Stock and a bonus of $750,000 for the fiscal year ended January 31, 2006.

MEMBERS OF THE COMPENSATION COMMITTEE

RICHARD T. SCHLOSBERG III, Chair
WILLIAM H. JANEWAY
GEORGE REYES

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended January 31, 2006 between the Company and certain affiliated parties.

INDEMNIFICATION

     The Company has entered into indemnification agreements with its directors and certain of its executive officers. The indemnification agreements provide, among other things, that the Company will indemnify its directors and executive officers, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements each may be required to pay in actions or proceedings which any of them may be made a party by reason of their positions as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

STOCK PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

     The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock from January 31, 2001 through the end of the Company’s fiscal year ended January 31, 2006, with the percentage change in the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Services Index. The comparison assumes an investment of $100 on January 31, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

	Cumulative Total Return
	01/01	01/02	01/03	01/04	01/05	01/06
BEA Systems, Inc.	$ 100.00	$ 27.50	$ 17.38	$ 19.09	$ 12.92	$ 15.73
Nasdaq Stock Market (U.S.)	100.00	66.72	47.81	74.68	77.10	93.03
Nasdaq Computer & Data Processing Index	100.00	75.94	52.97	71.45	75.94	85.65

CODE OF ETHICS

     The Board of Directors has adopted a Financial Officer Code of Ethics applicable to all directors, officers, and employees of the Company to the extent required by applicable securities laws, rules of the SEC, and the listing standards of The Nasdaq Stock Market, Inc. The Company will disclose any amendments to, or waivers from, any provision of its Financial Officer Code of Ethics on a Form 8-K to be filed with the SEC. A copy of the Financial Officer Code of Ethics is posted on the Company’s website at www.bea.com.

STOCKHOLDER PROPOSALS

REQUIREMENTS FOR STOCKHOLDER PROPOSALS TO BE BROUGHT BEFORE AN ANNUAL MEETING

     For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the 2007 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between March 21, 2007 and April  20, 2007. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

REQUIREMENTS FOR STOCKHOLDER PROPOSALS TO BE CONSIDERED FOR INCLUSION IN THE COMPANY’S PROXY MATERIALS

     Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2007 annual meeting of stockholders must be received by the Company not later than February 15, 2007 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended January 31, 2006, all Reporting Persons complied with all applicable filing requirements, except as follows: one late Form 4 was filed by William M. Klein on April 7, 2006 to report a grant of 1,000 options on February 2, 2005.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by telephone, Internet, or by returning the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BEA SYSTEMS, INC., 2315 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95131, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,
ALFRED S. CHUANG
Chairman of the Board,
Chief Executive Officer and President

June 12, 2006
San Jose, California

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

Organization

     The Audit Committee of BEA Systems, Inc. (the “Company”) is appointed by the Board of Directors (the “Board”) to monitor (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements and the Company’s Code of Conduct; (3) the qualifications, independence and performance of the Company’s internal and external auditors; and (4) the Company’s internal accounting and financial controls and provide to the Board of Directors such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

     The Audit Committee also serves in an oversight role providing advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with the independent auditors and the experience of the Committee’s members in business, financial and accounting matters and on the Company’s accounting and financial reporting processes and audits of the Company’s financial statements.

     The Audit Committee is comprised of not less than three members who shall meet the independence and experience requirements as provided in the applicable Marketplace Rules of The Nasdaq Stock Market, Inc. and the rules of the Securities and Exchange Commission (the “SEC”). The members of the Audit Committee, including the designation of the Chair of the Committee, shall be made by the full Board on an annual basis.

     At least one member of the Audit Committee shall be a financial expert as defined by the SEC. Audit Committee members are generally not expected to serve on the audit committees of more than two other public companies. Each member shall be able to read and understand fundamental financial statements in accordance with the Audit Committee requirements of the Rules of The Nasdaq Stock Market, Inc.

     The Audit Committee shall have the authority to retain independent legal, accounting or other advisors as it deems appropriate to advise the Committee at the Company’s expense.

     The Audit Committee shall meet as necessary, but not less than once per fiscal quarter. The Audit Committee shall make regular reports to the Board at the next Board of Directors Meeting following each quarterly Audit Committee meeting.

Compensation

     Members of the Audit Committee shall receive such fees, if any, for their services as Audit Committee members as may be determined by the Board of Directors. Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

Responsibilities

The Audit Committee shall:

1.	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

2.

Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the design, implementation, maintenance and adequacy of the Company’s internal controls that could significantly affect the Company’s financial statements, including meeting periodically with the Company’s management and independent auditors to review the assessment of the adequacy of such controls. Recommend to the Board of Directors that the audited financial statements be included in the Annual Report and on Form 10-K.

3.

Review and provide guidance with respect to the external audit by (a) reviewing the independent auditors’ proposed scope and approach, (b) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies, disagreements with management and any other names described in SAS No. 61, and (c) reviewing reports submitted to the Committee by the independent auditors in accordance with applicable SEC requirements. Discuss with management the Company’s earnings press releases, including the use of “pro-forma” or “adjusted” non-generally accepted accounting principles (“GAAP”) information, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.

Review disclosures made to the Audit Committee by the Company’s Chief Financial Officer and Chief Executive Officer during their certification process for the Form 10-K and Form 10-Q concerning any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

5.	Review and discuss quarterly reports from the independent auditor on:

	a.	All critical accounting policies and practices to be used.

b.

All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

	c.	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

	d.	Any consultation the independent auditor had with the independent auditor’s national office regarding any matters affecting the Company or its financial records, reports, policies or procedures.

6.

Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures and certain transactions out of the ordinary on the Company’s financial statements.

7.

Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q or Form 10-K, including the results of the independent auditors’ reviews of the quarterly financial statements.

8.

Review with the independent auditor any problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

9.	Possess direct responsibility for the resolution of disagreements between management and the independent auditor regarding financial reporting.

10.

Meet at least quarterly with the Chief Financial Officer, the lead internal auditor and the independent auditor in separate executive sessions. Meet separately with the Chief Executive Officer as such as it deems appropriate to review the financial affairs of the Company.

11.	Possess the sole authority to appoint or replace the independent auditor, which reports directly to the Audit Committee.

12.	Review and evaluate with regular annual input from management the lead partner of the independent auditor team.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

14.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board

15.	Possess direct responsibility for pre-approval of the estimated fees or structure of the fees to be paid to the independent auditor for audit services.

16.	Possess direct responsibility for pre-approval of the retention of the independent auditor for any non-audit service and the estimated fee or structure of the fee for such service.

17.	Meet with the independent auditor at the beginning of each fiscal year to review the planning, staffing and conduct of the annual audit process.

18.	Review the annual performance evaluation and the appointment and replacement of the lead internal auditor.

19.	Review the significant findings in the reports to management prepared by the internal auditor and management’s responses.

20.	Discuss with the independent auditor and management the internal audit function and responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

21.

Obtain reports from management and the Company’s lead internal auditor that the Company, including its subsidiary/foreign-affiliated entities, are in conformity with applicable legal requirements and the Company’s Code of Conduct, including disclosures of insider and affiliated party transactions.

22.

Review with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

23.

Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

24.	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities.

25.	Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

26.	Review, approve and monitoring the Company’s Financial Officer Code of Ethics for its principal executive and senior financial officers.

27.

Review and approve the Company’s procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

28.	Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B

BEA SYSTEMS, INC.
2006 STOCK INCENTIVE PLAN

Adopted on ______________, 2006

1.

Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.

Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

	(a)	“Administrator” means the Board or any of the Committees appointed to administer the Plan.

	(b)	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)

“Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)

“Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

	(e)	“Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

	(f)	“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

	(g)	“Board” means the Board of Directors of the Company.

(h)

“Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

	(i)	“Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)

the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d 3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii)

a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l)	“Common Stock” means the common stock of the Company.

(m)	“Company” means BEA Systems, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n)

“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o)

“Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)

“Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q)

“Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv)

any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)

acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r)	“Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s)	“Director” means a member of the Board or the board of directors of any Related Entity.

(t)

“Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u)

“Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)

If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market (formerly “The NASDAQ National Market”) or The NASDAQ Capital Market (formerly “The NASDAQ SmallCap Market”) of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)

If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x)	“Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

(z)	“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa)	“Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)	“Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)	“Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee)	“Plan” means this 2006 Stock Incentive Plan.

(ff)	“Related Entity” means any Parent or Subsidiary of the Company.

(gg)

“Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(hh)

“Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ii)

“Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(jj)	“Rule 16b 3” means Rule 16b 3 promulgated under the Exchange Act or any successor thereto.

(kk)	“SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

	(ll)	“Share” means a share of the Common Stock.

	(mm)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.	Stock Subject to the Plan.

(a)

Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards is forty-five million (45,000,000) Shares, plus any Shares that would otherwise return to the Company’s 1997 Stock Incentive Plan (the “1997 Plan”) as a result of forfeiture, termination or expiration of options granted under the 1997 Plan; provided, however, that the maximum aggregate number of Shares which may be issued pursuant to Incentive Stock Options is forty-five million (45,000,000) Shares. Notwithstanding the foregoing, of such number, the maximum aggregate number of Shares which may be issued pursuant to Awards (other than SARs and Options) is fifteen million (15,000,000) Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)

Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily), shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.	Administration of the Plan.

	(a)	Plan Administrator.

(i)

Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b 3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)

Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)

Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)

Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)

Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

	(i)	to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

	(ii)	to determine whether and to what extent Awards are granted hereunder;

	(iii)	to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

	(iv)	to approve forms of Award Agreements for use under the Plan;

	(v)	to determine the terms and conditions of any Award granted hereunder;

(vi)

to amend the terms of any outstanding Award granted under the Plan, provided that: (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee; (B) the reduction of the exercise price of any Option or SAR awarded under the Plan shall be subject to stockholder approval; (C) canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction; and (D) the vesting schedule for Awards of Restricted Stock and Restricted Stock Units may only be amended in the event of a Corporate Transaction or a Change in Control or in the event of the Grantee’s death or Disability;

	(vii)	to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)

to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

	(ix)	to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)

Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.

Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.	Terms and Conditions of Awards.

(a)

Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock or Restricted Stock Unit, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)

Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c)

Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)

Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)

Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the

Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)

Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)	Individual Limitations on Awards.

(i)

Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be two million five hundred thousand (2,500,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional two million five hundred thousand (2,500,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose and subject to Section 4(b)(vi) of the Plan, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)

Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be one million five hundred thousand (1,500,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation for up to an additional one million five hundred thousand (1,500,000) Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii)

Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h)

Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than seven (7) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(i)

Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made pursuant to a binding domestic relations order. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator and provided further that no Award is made subject to execution, attachment or similar process.

(j)

Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

(k)

Vesting of Restricted Stock and Restricted Stock Units. Awards of Restricted Stock and Restricted Stock Units issued under the Plan shall vest and be released from the risk of forfeiture over a period of no less than three (3) years measured from the date of issuance of the Award. Notwithstanding the foregoing, Awards of Restricted Stock and Restricted Stock Units subject to performance-based vesting may vest and be released from the risk of forfeiture over a period of no less than one (1) year measured from the date of issuance of the Award. As provided in Section 4(b)(vi), the vesting schedule for Awards of Restricted Stock and Restricted Stock Units may only be amended in the event of a Corporate Transaction or a Change in Control or in the event of the Grantee’s death or Disability.

7.	Award Exercise or Purchase Price, Consideration and Taxes.

	(a)	Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

		(i)	In the case of an Incentive Stock Option:

(A)

granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)

granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

		(ii)	In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

		(iii)	In the case of a SAR, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)

In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

		(v)	In the case of other Awards, such price as is determined by the Administrator.

(vi)

Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)

Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following; provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

		(i)	cash;

		(ii)	check;

(iii)

surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)

surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(v)

with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(vi)

with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share;

		(vii)	any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)

Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

8.	Exercise of Award.

	(a)	Procedure for Exercise; Rights as a Stockholder.

		(i)	Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)

An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price.

	(b)	Exercise of Award Following Termination of Continuous Service.

(i)

An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)

Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)

Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.	Conditions Upon Issuance of Shares.

(a)

Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)

As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.

Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator may also, in its discretion, make adjustments in connection with the events described in (i) – (iii) of this Section 10 or substitute, exchange or grant Awards with respect to the shares of a Related Entity (collectively “adjustments”). In determining adjustments to be made under this Section 10, the Administrator may take into account such factors as it deems appropriate, including (x) the restrictions of Applicable Law, (y) the potential tax, accounting or other consequences of an adjustment and (z) the possibility that some Grantees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.	Corporate Transactions and Changes in Control.

(a)

Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)

Acceleration of Award Upon Corporate Transaction or Change in Control. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Change in Control or at the time of an actual Corporate Transaction or Change in Control and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction or Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

(c)

Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12.

Effective Date and Term of Plan. The Plan shall become effective upon the approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.	Amendment, Suspension or Termination of the Plan.

(a)

The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a); provided, further, that the Board may not amend Section 3(a) of the Plan to increase the number of Shares to be issued under the Plan without the approval of the Company’s stockholders.

	(b)	No Award may be granted during any suspension of the Plan or after termination of the Plan.

	(c)	No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.	Reservation of Shares.

	(a)	The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.

No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.

No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.

Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18.

Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.

Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

APPENDIX C

BEA SYSTEMS, INC.
SENIOR EXECUTIVE BONUS PLAN

SECTION 1
ESTABLISHMENT AND PURPOSE

1.1

Purpose. BEA Systems, Inc. hereby establishes the BEA Systems, Inc. Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2

Effective Date. The Plan shall be effective upon its approval by stockholders of the Company. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2
DEFINITIONS

     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1

“Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. The Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2

“Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3

“Beneficiary” shall mean the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Committee during the Participant’s lifetime on a Beneficiary designation form provided by the Company. The submission of a new Beneficiary designation form shall cancel all prior Beneficiary designations.

2.4	“Board” means the Company’s Board of Directors.

2.5

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.6

“Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7	“Company” means BEA Systems, Inc., a Delaware corporation.

2.8

“Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.9	“Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.10	“Maximum Award” means as to any Participant for any Plan Year, five million ($5,000,000) dollars. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.11	“Participant” means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

2.l2

“Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin, (e) gross margin, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) earnings before interest, taxes and depreciation, (p) bookings, (q) sales, (r) economic value added, (s) market share, (t) corporate overhead costs, (u) liquidity management, (v) return on capital invested, (w) stockholders’ equity, (x) income or net income (before income tax expense). The Performance Goals may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from Participant to Participant.

2.14	“Plan Year” means the fiscal year of the Company.

2.15

“Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary or an amount, as determined by the Committee in accordance with Section 3.3.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1

Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2

Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3

Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4

Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed the Maximum Award.

3.5

Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

SECTION 4
PAYMENT OF AWARDS

4.1

Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2	Timing of Payment. Payment of each Actual Award shall be made within two and one-half months after the Committee determines the amount of the Actual Award (if any) under Section 3.5.

4.3

Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under the Company’s 2006 Stock Incentive Plan or successor equity compensation plan. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the Company’s 2006 Stock Incentive Plan or successor equity compensation plan.

4.4

Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5

Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a Plan Year, the Actual Award shall be paid to the Participant’s Beneficiary. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

SECTION 5
ADMINISTRATION

5.1	Committee is the Administrator. The Plan shall be administered by the Committee.

5.2

Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3	Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non- U.S., federal, state, and local taxes.

SECTION 6
GENERAL PROVISION

6.1	Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2

No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Plan Year, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Actual Award under the Plan.

6.3

No Individual Liability. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after- tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

6.4

Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California.

6.5

Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

6.6

Section 409A. The Plan is intended to comply with Section 409A of the Code (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. The Company, in the exercise of its sole discretion and without the consent of any Participant hereunder, (i) may amend or modify the Plan in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under the Plan to the extent it deems necessary or appropriate to comply with Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance as the Company deems appropriate or advisable. Any provision of the Plan that would cause the payment of any benefit to a Participant to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

SECTION 7
AMENDMENT AND TERMINATION

7.1

Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

BEA SYSTEMS, INC.
C/O INVESTOR RELATIONS
2315 N. FIRST STREET
SAN JOSE, CA 95131

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by BEA Systems, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to BEA Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BEASY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BEA SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2, 3 AND 4.

Vote On Directors
1. Election of three Class III Directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate.)					For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
01) L. Dale Crandall, 02) William H. Janeway and
03) Richard T. Schlosberg III					☐	☐	☐

Vote On Proposals		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 5 AND 6.			For	Against	Abstain
2. To approve the adoption of the BEA Systems, Inc. 2006 Stock Incentive Plan in replacement of the Company's 1997 Stock Incentive Plan and the Company's 2000 Non-Qualified Stock Incentive Plan.		☐	☐	☐	5. Stockholder proposal regarding stockholder proposal protocol.			☐	☐	☐
3. To ratify and approve the BEA Systems, Inc. Senior Executive Bonus Plan in conformity with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.		☐	☐	☐	6. Stockholder proposal regarding repeal of the classified Board of Directors.			☐	☐	☐
4. To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2007.		☐	☐	☐

(Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)				Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BEA SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS
July 19, 2006

The undersigned hereby appoints Alfred S. Chuang and Mark P. Dentinger, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of BEA Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Daylight Time, on Wednesday, July 19, 2006, at Techmart, located at 5201 Great America Parkway, Santa Clara, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSALS 5 AND 6.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE